UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016 (April 29, 2016)

Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36597	41-1016855
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

938 University Park Boulevard, Suite 200 Clearfield, UT	84015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 779-4600

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2016, Vista Outdoor Inc. (the “Company”) issued a press release announcing that it has appointed Robert (Bob) J. Keller as President of its Shooting Sports segment, effective May 9, 2016. David White, current President, Shooting Sports, has announced his retirement from the Company, effective May 20, 2016.

Mr. Keller, 48, was most recently the President and CEO of Escalade, Inc., a publicly traded sporting goods and outdoor recreation products company based in Evansville, Indiana from August 2007 to December 2015. From May 2005 to Sept. 2006, he was the President of Disston Company, a leading manufacturer of consumer power tool accessories. From 2000 to 2005, Mr. Keller worked for Russell Corporation in various positions of increasing responsibility including President of a sports apparel unit with $300 million in sales to mass market retailers. From 1997 to 2000, Mr. Keller worked for Coca-Cola Company as a Managing Director responsible for the Wal-Mart account team which had $900 million in annual sales. From 1993 to 1997, he co-founded and led Armor All Home Care, later acquired by The Clorox Company. As Vice President of Sales and Marketing, he successfully managed the strategic development and launch of new products which significantly increased sales and market share.

Mr. Keller was an Ernst & Young Entrepreneur of the Year finalist in 2003 and earned the Silver Beaver Award from the Boy Scouts of America. He has a Bachelor of Science degree in Industrial and Systems Engineering from Georgia Institute of Technology and has completed the Harvard Business School Finance for Senior Executive program.

In connection with the appointment of Mr. Keller to the position of President, Shooting Sports, the Company entered into an offer letter agreement with Mr. Keller (the “Offer Letter”) on April 15, 2016. The Offer Letter provides that Mr. Keller will be an employee “at will” and includes his expected compensation package as described in more detail as follows.

Pursuant to the Offer Letter, Mr. Keller will receive an annual base salary of $375,000 and an annual incentive compensation opportunity to earn up to 100% of his annual base salary. In addition, the Offer Letter provides that Mr. Keller will receive his fiscal year 2017 long-term incentive equity award with a $281,250 aggregate grant date value on May 9, 2016. The long-term incentive award will be made in the form of performance shares (50%), restricted stock units (“RSUs”) (30%) and stock options (20%), under the Company’s 2014 Stock Incentive Plan.

The RSUs granted to Mr. Keller will represent the right to receive shares of the Company’s common stock (“Common Stock”) and vest in equal installments on each of the first, second and third anniversaries of the grant date. Stock options granted to Mr. Keller will represent the right to purchase shares of Common Stock at an exercise price equal to the closing price of a share of Common Stock on the New York Stock Exchange on the grant date, expire after 10 years, and vest in equal installments on each of the first, second and third anniversaries of the grant date. Performance shares granted to Mr. Keller will represent the right to receive shares of Common Stock at the end of the performance period beginning on April 1, 2016 and ending on March 31, 2019 (the “FY17-19 Performance Period”) in an amount determined based on the Company’s results over the FY17-19 Performance Period with respect to certain financial performance targets to be approved by the Committee.

The Offer Letter does not provide for any payments or benefits in the event of a termination of Mr. Keller’s employment. Mr. Keller will participate in the Company’s Income Security Plan and Executive Severance Plan to the same extent as the Company’s other executives. The Income Security Plan provides for severance payments under certain circumstances following a change-in-control of the Company and the Executive Severance Plan provides benefits and payments to the Company’s executives upon termination of their employment with the Company. The foregoing description of the Income Security Plan and Executive Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Income Security Plan and Executive Severance Plan (Exhibits 10.2 and 10.3 to Vista Outdoor Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2015, respectively).

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter (Exhibit 10.1 to this Current Report on Form 8-K) and incorporated herein by reference. The Company’s press release announcing the appointment of Mr. Keller is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
(d)                                 Exhibits.

Exhibit No.	Description
10.1	Offer Letter between Vista Outdoor Inc. and Robert J. Keller.
99.1	Press release of Vista Outdoor Inc. dated April 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel
and Secretary

Date:  April 29, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between Vista Outdoor Inc. and Robert J. Keller.
99.1	Press release of Vista Outdoor Inc. dated April 29, 2016.